Exhibit 99.1

Pro forma Condensed Consolidated Financial Statement

Hudson Technologies, Inc. and Subsidiaries

For the Twelve Months Ended December 31, 2017

HUDSON TECHNOLOGIES, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

On October 10, 2017, Hudson Technologies, Inc. (together with its subsidiaries, “Hudson” or the “Company”) and its wholly-owned subsidiary, Hudson Holdings, Inc. (“Holdings”) completed the acquisition (the “Acquisition”) from Airgas, Inc. (“Airgas”) of all of the outstanding stock of Airgas-Refrigerants, Inc., a Delaware corporation (“ARI”). On October 11, 2017, ARI changed its name to Aspen Refrigerants, Inc.

At closing, the Company paid net cash consideration of approximately $209 million, which included preliminary post-closing adjustments relating to: (i) changes in the net working capital of ARI as of the closing relative to a net working capital target, (ii) the actual amount of specified types of R-22 refrigerant inventory on hand at closing relative to a target amount thereof, and (iii) other consideration pursuant to the Stock Purchase Agreement.

The cash consideration paid at closing was financed with available cash balances, plus $80 million of borrowings under an enhanced asset based lending facility of $150 million from PNC Bank and a new term loan of $105 million from funds advised by FS Investments and sub-advised by GSO Capital Partners LP.

Basis of Pro Forma Presentation

The unaudited pro forma consolidated statement of operations for the 12 months ended December 31, 2017 is based on the historical financial statements of Hudson and ARI, after giving effect to the cash paid and financing used to consummate the acquisition of ARI as well as certain pro forma adjustments assuming the transaction occurred at January 1, 2017.

The unaudited pro forma consolidated statement of operations for the 12 months ended December 31, 2017 should be read in conjunction with the historical financial statements and accompanying notes contained in the Hudson Technologies, Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 16, 2018.  The unaudited pro forma consolidated statement of operations for the 12 months ended December 31, 2017 is presented for informational purposes only and is not necessarily indicative of the operating results or the financial position that would have been achieved had the acquisition been consummated as of the date indicated or of the results that may be obtained in the future.

Due to the timing of the ARI acquisition, which closed during the fourth quarter of 2017, our estimates of fair values of the assets that we acquired and the liabilities that we assumed are based on information that was available as of the acquisition date of ARI and are preliminary. We are continuing to evaluate the underlying inputs and assumptions used in our valuations, particularly with respect to certain aspects of the acquired inventory and property and equipment. In addition, in accordance with the stock purchase agreement the purchase price remains subject to further working capital adjustment. Accordingly, these preliminary estimates are subject to change during the measurement period, which is the period subsequent to the acquisition date during which the acquiror may adjust the provisional amounts recognized for a business combination, not to exceed one year form the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed from the ARI acquisition:

	Amortization life (in months)	Fair value (in thousands)
Accounts receivable		$14,668
Other assets		734
Inventories		103,876
Property and equipment		24,179
Customer relationships	144	29,660
Above-market leases	153	567
Goodwill		48,609
Total assets acquired		$222,293

Accounts payable and accrued expenses		$3,210
Other current liabilities		10,114
Total liabilities assumed		$13,324

Total purchase price		$208,969

Hudson Technologies, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

12 Months Ended December 31, 2017

(Amounts in thousands, except per share amounts)

	FY 2017			Historical
	Historical Hudson	01/01- 10/10/2017	Carve-Out	Airgas Refrigerants, Inc.	Pro Forma		Pro Forma
	Technologies (1)	Airgas Refrigerants, Inc.(2)	Adjustment (3)	Standalone (4)	Adjustments		Consolidated

Revenues	$140,380	$115,321		$115,321	$-		$255,701
Cost of sales	102,396	71,590		71,590	6,079	A	180,065
Gross profit	37,984	43,731	-	43,731	(6,079)		75,636

Operating expenses:
Selling, general and administrative	21,745	14,241		14,241	(6,399)	C,D	29,587
Amortization	1,107	76	(76)	-	1,888	B	2,995
Total Operating expenses	22,852	14,317	(76)	14,241	(4,511)		32,582

Operating income (loss)	15,132	29,414	76	29,490	(1,568)		43,054

Other income (expense):
Interest expense	(3,156)	(82)	-	(82)	(9,458)	E	(12,696)
Other income (expense)	28	(2)	-	(2)	-		26
Total other income (expense)	(3,128)	(84)	-	(84)	(9,458)		(12,670)

Income (loss) before income taxes	12,004	29,330	76	29,406	(11,026)		30,384

Income tax expense (benefit)	847	10,293	29	10,322	(4,190)	F	6,979

Net income (loss)	$11,157	$19,037	$47	$19,084	(6,836)		23,405

Net income (loss) per common share - Basic	$0.27						$0.56
Net income (loss) per common share - Diluted	$0.26						$0.55

Weighted average number of shares outstanding - Basic	41,764,230						41,764,230
Weighted average number of shares outstanding - Diluted	42,766,843						42,766,843

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)	Reflects Hudson's audited Statement of Operations for the 12 months ended December 31, 2017.
(2)	Reflects Aspen Refrigerants, Inc.'s unaudited Statement of Operations amounts for the period January 1, 2017 to October 10, 2017.
(3)	Reflects adjustments to remove expenses related to historical Airgas Refrigerants, Inc. intangibles not acquired.
(4)	Represents the unaudited historical acquired company Statement of Operations for the period January 1, 2017 to October 10, 2017.

The following adjustments have been reflected in the unaudited pro forma consolidated statement of income for the twelve months ended December 31, 2017, as though the Acquisition occurred as of the beginning of the period presented herein:

A	To record $6.1 million of amortization of the step up in inventory to its estimated fair value for the period from January 1, 2017 to October 10, 2017.
B	To record $1.9 million of amortization expense relating to customer relationships and above -market leases established upon acquisition.
C	To record the depreciation expense adjustment relating to the effect of fair market value adjustment of fixed assets.
D	Represents the elimination of $6.3 million of nonrecurring transaction fees incurred during 2017.
E	To record interest and amortization of deferred financing fees related to the financing of the acquisition.
F	To record the tax effect of the proforma adjustments.